Exhibit 10.12

AWARD AGREEMENT

UNDER THE

SAFARILAND GROUP LONG-TERM INCENTIVE PLAN

AWARD DATE: [●], 2021

[Awardee]

[Address]

Dear ______________:

You have been selected to become a Participant in the Safariland Group Long-Term Incentive Plan (as may be amended from time to time, the “Plan”). Pursuant to the terms of the Plan, Maui Acquisition Corp. (the “Company”) hereby grants you an Award under the Plan with a Target Award Amount equal to $[●].

This Award Agreement (the “Agreement”) has been made as of the date above, which shall be referred to as the Award Date.

Terms and Conditions

Section 1.             Plan. This Agreement is subject to all of the terms and conditions set forth in the Plan and this Agreement. All defined terms not otherwise defined herein shall have the meaning set forth in the Plan. If a determination is made that any term or condition set forth in this Agreement is inconsistent with the Plan, the Plan shall control. The Plan is administered by the Board. The Board has the discretion, power, and authority to interpret, construe, and implement the provisions of the Plan and this Agreement. A copy of the Plan is attached to this Agreement.

Section 2.            Payment; Settlement of Award. The Award shall vest and become payable in accordance with Section V of the Plan.

Section 3.           Termination of Employment; Forfeiture. Except as otherwise set forth in Section V of the Plan, in the event that your employment with the Company Group is terminated for any reason prior to the date on which the Company makes a payment under the Plan and this Agreement, the Participant shall forfeit any portion of the Award that is unvested and unpaid as of such termination date. This Agreement remains subject in all respects to Section VI of the Plan.

Section 4.            Incorporation of the Plan into this Agreement. By signing this Agreement, you acknowledge that you have read the Plan and this Agreement and agree to be bound by the obligations and responsibilities set forth therein. Specifically, you acknowledge that you are aware of the provisions of the Plan and this Agreement, including the vesting provisions, the possible forfeiture of the Award, and all of the limitations set forth in the Plan.

Section 5.            No Rights as an Equityholder. You shall not be, nor shall you have any rights or privileges of, an equityholder of the Company or any member of the Company Group (as defined in the Plan) with respect to the Award.

Section 6.            Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law without regard to otherwise applicable conflict-of-laws principles.

Section 7.            Conditions. Concurrent with the execution and delivery of this Agreement, you shall execute and deliver to the Company the Restrictive Covenant Agreement attached hereto as Exhibit A.  Any payments made under this Agreement and the Plan, and your right to retain the same, shall be subject in all respects to your continued compliance with the obligations set forth in the Restrictive Covenant Agreement.

Section 8.            No Right to Continued Status. This Agreement shall not be interpreted as giving you the right to continued employment.

(Remainder of page intentionally left blank; signature page immediately follows.)

IN WITNESS WHEREOF, the undersigned have hereunto executed this Agreement as of the dates set forth below.

MAUI ACQUISITION CORP.

By:

Name:

Title:

Acknowledged and agreed to:

Name:
[Name of Employee]

Date: